SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                                (Amendment no. 1)


Filed by the Registrant    [X]
Filed by a party other than the Registrant   [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the
[X]  Definitive Proxy Statement                 Commission Only (as permitted by
[ ]  Definitive Additional Materials            Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


            ------------------------------------------------
            (Name of Registrant as Specified in Its Charter)

                             Watkins-Johnson Company
  ------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)  Title of each class of securities to which transactions applies:

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(2)  Aggregate number of securities to which transactions applies:

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(3)   Per unit price or other underlying value of transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

(4)   Proposed maximum aggregate value of transaction:

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(5)   Total fee paid:

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[ ]   Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount previously paid:

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(2)   Form, Schedule or Registration Statement No.:

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(3)  Filing party:

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(4)  Date filed:

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


                            WATKINS-JOHNSON COMPANY

                             3333 HILLVIEW AVENUE
                            STANFORD RESEARCH PARK
                          PALO ALTO, CALIFORNIA 94304


  DEAN A. WATKINS                                         W. KEITH KENNEDY, JR.
CHAIRMAN OF THE BOARD                                         PRESIDENT AND
                                                         CHIEF EXECUTIVE OFFICER

H. RICHARD JOHNSON
  VICE CHAIRMAN




                                 March 17, 1998



Dear Shareowner:

     We, as well as all of the other officers and directors of Watkins-Johnson Company, cordially invite you to attend the Company's Annual Meeting of Shareowners, to be held at 10:00 o'clock in the morning on Saturday, April 18, 1998, at the main office of the Company, 3333 Hillview Avenue, Stanford Research Park, Palo Alto, California 94304.

     In addition to conducting the business of the meeting, we will report to you on the progress of the Company and attempt to answer any questions you may have.

     Please plan to come, but whether you can or cannot, please complete and return the enclosed proxy card--your participation is important.





                                          Sincerely yours,


                                          /s/ Dean A. Watkins

                                          Dean A. Watkins


                                          /s/ H. Richard Johnson

                                          H. Richard Johnson


                                          /s/ W. Keith Kennedy, Jr.

                                          W. Keith Kennedy, Jr.

                            WATKINS-JOHNSON COMPANY


                    Notice of Annual Meeting of Shareowners
                           Saturday, April 18, 1998
                                  10:00 a.m.



TO THE SHAREOWNERS:


     The Annual Meeting of Shareowners of Watkins-Johnson Company will be held at the Company's main office, 3333 Hillview Avenue, Stanford Research Park, Palo Alto, California 94304 on Saturday, April 18, 1998, at 10:00 a.m. to take action upon the following matters:

       1. The election of directors for the ensuing year.

       2. The approval of the appointment of independent public accountants for 1998.

       3. The transaction of such other business as may properly come before the meeting.

     Only shareowners of record at the close of business on February 19, 1998, are entitled to notice of and to vote at this meeting and any adjournment or postponement thereof.



                                        By Order of the Board of Directors





                                        Claudia D. Kelly, Secretary



Palo Alto, California
March 17, 1998



     WHETHER  OR  NOT  YOU  PLAN TO ATTEND THIS MEETING, PLEASE MARK, SIGN, DATE
AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                            WATKINS-JOHNSON COMPANY


                                PROXY STATEMENT



     The accompanying proxy is solicited on behalf of the Board of Directors of Watkins-Johnson Company, a California corporation (the "Company"), for use at the Annual Meeting of Shareowners of the Company to be held at 10:00 a.m. on Saturday, April 18, 1998, and, at any adjournment of the annual meeting, to act upon the matters set forth in the accompanying notice. This Proxy Statement and the form of proxy, together with the Company's 1997 Annual Report, were first mailed to shareowners on or about March 17, 1998.



                               VOTING SECURITIES


     Only shareowners of record at the close of business on February 19, 1998, are entitled to notice of and to vote at the annual meeting. On that date, the Company had outstanding 8,265,236 shares of common stock. Owners of common stock are entitled to one vote for each share held. In the election of directors, each shareowner has cumulative voting rights and is entitled to as many votes as equal the number of shares held by such shareowner multiplied by the number of directors to be elected, which votes may be cast for a single candidate or distributed among any or all of the candidates. However, no shareowner is entitled to cumulate votes unless the shareowner, or any other shareowner, has given notice at the meeting before the voting of such intention to cumulate votes.



                    SOLICITATION AND REVOCABILITY OF PROXIES


     If the enclosed proxy card is properly signed and returned, the shares represented thereby will be voted at the annual meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors. If the shares are held in trust under the Company's employee stock ownership plans, the shares represented will be voted by the Trustee, as directed by the participant, pursuant to the plans. Any shareowner signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to or at the annual meeting. A proxy may be revoked by a written notice delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the annual meeting and voting in person.

     The expense of soliciting proxies will be paid by the Company. Following the original mailing of the proxies and soliciting materials, employees of the Company may solicit proxies by mail, telephone, telegraph and personal interviews. The Company will request brokers, custodians, nominees and other record holders to forward copies of the proxies and soliciting materials to persons for whom they hold shares of the Company's common stock and to request authority for the exercise of proxies; in such cases, the Company will reimburse such holders for their reasonable expenses. Proxies will also be solicited on behalf of management by the firm of D. F. King & Co., Inc., whose fee ($8,500) and out-of-pocket expenses will be paid by the Company.



                     VOTING RESULTS AT LAST ANNUAL MEETING


     There were 7,340,017 shares present and voting or withholding authority to vote at the Company's Annual Meeting of Shareowners held on April 5, 1997, for the purpose of electing directors and approval of the appointment of independent public accountants. A majority vote was required for each of these proposals. All nominees for director were elected by 98% or more of the votes cast and the appointment of Deloitte & Touche as the Company's independent public accountants was approved by 99.3% of the votes cast.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

     The following table sets forth information as of December 31, 1997, with respect to the ownership of the Company's common stock by any person who is known to the Company to be the beneficial owner of more than 5% of the Company's common stock, by all directors, by the chief executive officer and four other highly compensated officers, and by all directors and officers of the Company as a group.

                                                  Amount and
                                                  Nature of
                                                  Beneficial
Beneficial Owner                                  Ownership         Percent
----------------                                  ----------        -------
Salomon Smith Barney Holdings, Inc. .........       525,436 (1)        6.4
 Travelers Group Inc.
 388 Greenwich Street
 New York, NY 10013

Mellon Bank Corporation .....................       780,841 (2)       9.73
 One Mellon Bank Center
 Pittsburgh, PA 15258

Central Securities Corporation ..............       425,000 (3)       5.1
 375 Park Avenue
 New York, NY 10152

Directors and Officers
Dean A. Watkins .............................       259,020           3.1
H. Richard Johnson ..........................        36,259             *
W. Keith Kennedy, Jr. .......................       317,872           3.8
John J. Hartmann ............................        15,373             *
Raymond F. O'Brien ..........................        13,673             *
William R. Graham ...........................        22,203             *
Gary M. Cusumano ............................         8,246             *
Robert L. Prestel ...........................         8,046             *
Malcolm J. Caraballo ........................        81,448             *
Marc C. Elgaway .............................        14,786             *
Scott G. Buchanan ...........................        55,517             *
Patrick J. Brady ............................         8,758             *
All directors and officers as a group
 (15 persons) ...............................       868,376          10.2

------------
 *  less than 1% of shares outstanding
(1) According to the Schedule 13 G filed by such shareowner, Smith Barney Holdings Inc. may be deemed to be the beneficial owner of the aggregate number of shares shown of the Company's common stock with shared power to vote, or direct the vote, over 525,436 shares and shared dispositive power over 525,436 shares.
(2) According to the Schedule 13G filed by such shareowner, Mellon Bank Corporation may be deemed to be the beneficial owner of the aggregate number of shares shown of the Company's common stock, with sole power to vote, or direct the vote, over 751,541 shares and sole dispositive power over 780,841 shares and shared dispositive power over 21,700 shares.
(3) According to the Schedule 13G filed by such shareowner, Central Bank Corporation may be deemed to be the beneficial owner of the aggregate number of shares shown of the Company's common stock, with sole power to vote, or direct the vote, over 425,000 shares and sole dispositive power over 425,000 shares.

The amounts shown include shares covered by options exercisable within 60 days of December 31, 1997, as follows: Dean A. Watkins, 6,000 shares; H. Richard Johnson, 6,000 shares; W. Keith Kennedy, 249,767 shares; John J. Hartmann, 14,773 shares; Raymond F. O'Brien, 11,673 shares; William R. Graham, 21,903 shares; Gary M. Cusumano, 7,746 shares; Robert L. Prestel, 7,746 shares; Malcolm
J. Caraballo, 62,533
shares; Marc C. Elgaway, 13,333 shares; Scott G. Buchanan, 44,450 shares; Patrick J. Brady, 5,999 and all directors and officers as a group, 521,439 shares. Also included are 6,161, 8,115, 1,453, 4,767, and 2,759 shares for Messrs. Kennedy, Caraballo, Elgaway, Buchanan, and Brady respectively, which are allocated to their accounts, and 27,695 shares allocated to the accounts of all officers under the Company's employee stock ownership plans as of December 31, 1997, according to the plans' administrator.


                             ELECTION OF DIRECTORS
                            (ITEM 1 ON PROXY CARD)

     At the annual meeting in 1998, there are eight nominees standing for election, each to hold office until his or her successor is elected, or until death, resignation or removal. All of the nominees are presently directors who were elected by the shareholders. Pursuant to the Company's Bylaws, the number of directors may not be less than seven nor more than eleven. The number currently fixed by resolution is eight. Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the Board of Directors, who are named in the following table, unless the proxy is marked in such a manner as to withhold authority so to vote. The affirmative vote of a majority of the common stock voting at the annual meeting is required to elect any director. The Company has no reason to believe that the nominees will not be available to serve their prescribed terms. However, if any nominee for any reason is unable to serve or for good cause will not serve, the proxy may be voted for such substitute nominee as the persons appointed in the proxy may in their discretion determine.

     The following sets forth certain information concerning the nominees as of December 31, 1997, which is based on data furnished by them.


                      NOMINEES FOR ELECTION AS DIRECTORS

                DEAN A. WATKINS

[GRAPHIC OMITTED]

                Chairman of the Board, Watkins-Johnson Company.

                Director since 1957.

                Dr. Watkins, 75, has been Chairman of the Board since 1967. He is a member of the Board of Overseers, Hoover Institution on War, Revolution and Peace (Chairman, 1971-73 and 1985-86). He is a Fellow of the Institute of Electrical and Electronics Engineers and of the American Association for the Advancement of Science, and a member of the National Academy of Engineering. He is a former member of the Board of Directors, California Chamber of Commerce (President, 1981); a former member of the Board of Regents, University of California (Chairman, 1972-74); a former Trustee of Stanford University, and a former member of the White House Science Council.


                H. RICHARD JOHNSON

[GRAPHIC OMITTED]

                Vice Chairman of the Board, Watkins-Johnson Company.

                Director since 1957.

                Dr. Johnson, 71, was President and Chief Executive Officer of the Company from 1973 through 1987, and became Vice Chairman on December 31, 1987. He is a member of the National Academy of Engineering and a Fellow of the Institute of Electrical and Electronics Engineers. He is past President of the Stanford Area Council, Boy Scouts of America; and has served as a Director of the National Association of Manufacturers, the Santa Clara County Manufacturing Group and the Tech Museum of Innovation.

                W. KEITH KENNEDY, JR.

[GRAPHIC OMITTED]

                President and Chief Executive Officer, Watkins-Johnson Company.

                Director since 1987.

                Dr. Kennedy, 54, has been President and Chief Executive Officer of the Company since December 31, 1987. Dr. Kennedy joined the Company in 1968, and was a Division Manager, Group Vice President and Vice President of Planning Coordination and Shareowner Relations prior to becoming President. He is a Director of CNF Transportation Inc., the Joint Venture Silicon Valley Network, and the Defense Space Consortium; a member of the Executive Board of The Center for Quality Management--West, and the Santa Clara Valley Manufacturing Group; and is a senior member of the Institute of Electrical and Electronics Engineers.



                JOHN J. HARTMANN

[GRAPHIC OMITTED]

                Financial Consultant.

                Director since 1966.

                Mr. Hartmann, 79, is Chairman of both the Audit and Nominating Committees of the Board of Directors of the Company. He was a member of the Board of Directors of the Company from 1958 to 1961 and rejoined the Board in 1966. From 1967 to 1970 he was a general partner of J. Barth & Company, investment bankers, and prior to that was Chief Financial and Planning Officer of Kern County Land Company. Since 1970, Mr. Hartmann has had extensive experience as a director of and consultant to developing companies involving widely-diverse fields of activity. He has also been active as a board member and executive in civic organizations, primarily in the areas of youth activities and minority affairs.



                RAYMOND F. O'BRIEN

[GRAPHIC OMITTED]

                Business Consultant

                Director since 1986.

                Mr. O'Brien, 75, is Chairman of the Compensation Committee of the Board of Directors of the Company. He retired as Chairman of the Board of CNF Transportation Co. in 1995 and was elected Chairman Emeritus. He is a Director of Consolidated Freightways Corp., and a former Director of Transamerica Corporation, Champion Road Machinery, Ltd., Union Bank, and the Mont La Salle Vine yards. He is also a former member of the Executive Committee of the American Trucking Association, a former Trustee of the ATA Foundation and former Chairman of the Western Highway Institute.

                WILLIAM R. GRAHAM

[GRAPHIC OMITTED]

                Senior Vice President, The Defense Group, Inc., Falls Church, Virginia.

                Director since 1989.

                Dr. Graham, 60, is a member of the Audit and Compensation Committees of the Board of Directors of the Company. Since July 1997, he has served as Chairman of the Board and President of National Security Research, Inc., and as an officer of the non-profit National Institute for Public Policy. He formerly held the position of Senior Vice President, The Defense Group, Falls Church, Virginia. He is a Director of ElectroSource, Inc., was formerly a Director and President of C-COR Electronics, Inc. He left government service in 1989 after having been Science Advisor to the President and Director of the Office of Science and Technology Policy; Chairman of the Federal Coordinating Council on Science, Engineering and Technology; and Chairman of the Joint Telecommunications Resources Board from 1986 to 1989. He is former Deputy Administrator of the National Aeronautics and Space Administration, and former Chairman of the President's General Advisory Committee on Arms Control and Disarmament. In 1971 he was a founder of R&D Associates, a defense technology company, where he served until 1985.


                GARY M. CUSUMANO

[GRAPHIC OMITTED]

                President, The Newhall Land and Farming Company, Valencia, California.

                Director since 1994.

                Mr. Cusumano, 54, is a member of the Compensation and Nominating Committees of the Board of Directors of the Company. He is a Director of the Newhall Land and Farming Company and the Zero Corporation. He is First Vice Chairman of the California Chamber of Commerce Board of Directors and Chairman of the Henry Mayo Newhall Memorial Hospital Board of Directors; and a member of the Stanford Sloan Alumni Advisory Board. He is a former Regent of the University of California (1984-1986), a former Chairman of the University of California Davis Foundation, and former President of the University of California Davis Alumni Association.


                ROBERT L. PRESTEL

[GRAPHIC OMITTED]

                Business and Management Consultant.

                Director since 1994.

                Mr. Prestel, 62, is a member of the Audit and Nominating Committees of the Board of Directors of the Company. He retired as Deputy Director of the National Security Agency in February 1994 after serving the Agency since 1962. During his career he was Director of Education and Training from 1981 to 1983, and Deputy Director for Research and Engineering from 1985 to 1990. He is the recipient of the President's Distinguished Executive Award in 1988; the Department of Defense's Distinguished Civilian Service Medal in 1988; and the National Intelligence Distinguished Service Medal in 1991. In 1994 he was named as a "Reinvention Hero" by President Clinton for instilling quality management into the National Security Agency and for being a quality mentor throughout government service. He is a consultant to Alliant Techsystems, Inc. and a member of the Board of Trustees for the Institute of Defense Analysis; and formerly was a consultant for the Joint Advisory Committee of the Massachusetts Institute of Technology Lincoln Laboratories. He taught mathematics part-time at the University of Maryland.

             FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors met nine times during 1997. Standing committees of the Board include an Audit Committee, which met twice during 1997, a Compensation Committee, which met twice during 1997, and a Nominating Committee, which did not meet during 1997.

     During the past year, the Audit Committee consisted of Directors Hartmann, Prestel and Graham. Among the Committee's functions are making recommendations to the Board of Directors regarding the continued engagement of independent auditors, reviewing with the independent auditors and Company financial management the plans for and results of the audit engagement, reviewing the adequacy of the Company's system of internal accounting controls, and reviewing and approving audit and nonaudit fees.

     The Compensation Committee consisted of Directors O'Brien, Graham and Cusumano. The Committee's primary functions are to establish and administer the policies that govern the Company's executive compensation programs and to regularly evaluate these programs for their effectiveness in relation to the Company's financial performance.

     The Nominating Committee consisted of Directors Hartmann, Cusumano and Prestel. The Committee's primary function is to direct the search for qualified candidates to fill Board vacancies that may occur and to recommend them to the full Board.

     No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he served during 1997.


                             DIRECTOR COMPENSATION

     Directors who are not employees of the Company each receive an annual fee of $21,600 and a fee of $300 for each Board or Committee meeting attended. In April 1994, Drs. Watkins and Johnson retired as employees of the Company and the Board approved execution of certain consulting agreements with them, as founders; the agreements specify an annual fee payable to Dr. Watkins in the amount of $265,000, and an annual fee of $125,000 payable to Dr. Johnson, in addition to the regular directors' fees.

     Directors who are not employees also participate in the 1989 Stock Option Plan for Nonemployee Directors (the "1989 Director Plan"), amended and restated effective as of January 29, 1996, which was approved at the Company's 1996 Annual Shareowners' Meeting. It provides for each non-employee director to receive a stock option grant of 3,000 shares annually. In addition, the plan provides that new directors shall, upon election by the shareowners, receive an automatic, one-time grant of options to purchase 3,000 shares of the Company's stock. These options provide for the purchase of shares at not less than the fair market value of the stock on the grant date, fully vest six months after grant, and remain exercisable for a period of ten years from the date of grant. Vested options expire one year after the optionee's date of service ends. Options granted to directors before April 1996 begin to vest and become exercisable after two years from grant at a rate of 33 1/3% per year. The expiration schedule for all grants is the same.

     The aggregate number of shares which may be issued under the Plan is 350,000 shares of common stock; and as of December 31, 1997, there were 90,590 shares subject to outstanding options, and there were 196,909 shares available for future grants.

     In 1995 a directors' retirement plan was authorized. This plan stipulates that each director who has completed at least five years of active service as a director shall, upon retirement from the Board, receive one-half of his/her quarterly fee as director for a period of years not to exceed one-half of the years of service as a director after April 8, 1995.

                            EXECUTIVE COMPENSATION

     The following tables set forth all annual and long-term compensation, including stock option awards, paid or to be paid to the Company's chief executive officer, the four other most highly compensated individuals who were executive officers as of December 31, 1997 and other highly compensated officers during the fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                 Annual Compensation                    Long Term Compensation
                                 ---------------------------------------------------- --------------------------
                                                                                       Restricted    Securities
                                                                        Other Annual      Stock      Underlying     All Other
                                                                        Compensation    Award(s)      Options/       Compen-
Name and Principal Position       Year   Salary ($)(1)   Bonus ($)(2)      ($)(3)        ($)(4)     SARs (#)(4)   sation ($)(5)
-------------------------------- ------ --------------- -------------- -------------- ------------ ------------- --------------
W. Keith Kennedy ............... 1997       $463,726       $474,854        $18,347        -0-          25,000        $ 6,400
President & Chief                1996        459,290         36,657         11,165        -0-             -0-         39,211
Executive Officer                1995        440,000         87,431          5,255        -0-         110,000         87,685
Malcolm J. Caraballo ........... 1997        198,165        182,845          7,608        -0-           2,500          6,400
Wireless Products                1996        184,562          7,028          4,628        -0-             -0-         10,574
Group President                  1995        156,823         40,722          2,362        -0-          20,000         44,267
Marc C. Elgaway (6) ............ 1997        226,844        143,916            -0-        -0-          40,000          6,400
Telecommunications               1996        208,640         68,646            -0-        -0-          30,000         70,817
Group President                  1995         86,000         33,333            -0-        -0-          40,000            -0-
Scott G. Buchanan .............. 1997        216,644        127,808          9,014        -0-           2,500          6,400
Vice President &                 1996        208,370         12,827          5,668        -0-             -0-         17,268
Chief Financial Officer          1995        197,700         34,260          2,965        -0-          20,000         33,173
Dean A Watkins ................. 1997        292,300            -0-            -0-        -0-           3,000            -0-
Chairman of the                  1996        292,000            -0-            -0-        -0-           3,000            -0-
Board                            1995        292,000            -0-            -0-        -0-             -0-            -0-
Patrick J. Brady ............... 1997        227,400            -0-            -0-        -0-          40,000          6,400
Semiconductor Equipment          1996        175,460         17,581            -0-        -0-          30,000         12,895
Group President                  1995        115,825         28,096            -0-        -0-          10,000          3,963

------------
(1) Represents total base salary earned by the named officers, including amounts earned but deferred at the officer's election.

(2) For 1997, the method for calculating the bonus was based on a formula using revenue and return on controllable assets (ROCA) and individual performance objectives (IPO). The executive may elect to defer part or all of the bonus which will then appreciate or depreciate based on the ROCA of the individual's business unit for two years. After that time the bonus will appreciate based on the one year T-Bill rate. Also included is the bonus from the Employees' Cash Profit Sharing Bonus Plan, in which all employees of the Company participate based on a fixed percentage of pretax profits allocated over the salary base; however, in 1997 members of the corporate executive staff did not participate in the Employees' Cash Profit Sharing Plan. The amounts for 1996 and 1995 represent the vested portion of the Top Management Incentive Bonus Plan in the year awarded. For 1997 the bonus awards did not have an unvested component. Dr. Watkins does not participate in either of the aforementioned plans.

(3) Represents the interest accrued on salary electively deferred in accordance with the Top Management Deferred Compensation Plan. The aggregate amount of perquisites and other personal benefits, securities or property, given to each named officer valued on the basis of aggregate incremental cost to the Company, was less than either $50,000 or 10% of the total of annual sales and bonus for that officer during each of these years.

(4) Represents incentive stock option awards; although the Company's 1991 Stock Option and Incentive Plan permits grants of restricted stock and stock appreciation rights, no such grants have been made.

(5) Amounts shown for 1997 consist of the following: 401(k) matching contributions of $4,800 and ESOP contributions of $1,600 each to Messrs. Kennedy, Caraballo, Elgaway, Buchanan, and Brady. For 1996 and 1995 amounts shown represent Company matching contributions to the 401(k) portion of the Employees' Investment Plan, the Company Profit Sharing Plan, and Company contributions to the Employee Stock Ownership Plan and include the unvested, deferred portion of the Top Management Incentive Bonus Plan for all named officers. For 1996 and 1995, the method for calculating the bonus was based on a formula using certain measurement factors that include profit from operations, firm orders and return on controllable assets (ROCA). Fifty percent of the dollar value so awarded was deferred to appreciate or depreciate based on the ROCA for each participant's organization. This deferred bonus amount vests after two years from the award date and is then valued based on the ROCA measurement for the participant's organization at that time. All unvested bonus dollars or units are subject to a risk of forfeiture if the executive leaves the Company prior to the vesting dates. Dr. Watkins does not participate in the ESOP or the Top Management Incentive Bonus Plan.

(6) In December 1997, Mr. Elgaway resigned as vice-president of the Company.

                          1997 OPTION/SAR GRANTS TABLE

     The following table sets forth incentive stock options granted to the named officers during 1997 under the Company's 1991 Stock Option and Incentive Plan. No stock appreciation rights (SARs) were granted in 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                    Individual Grants
-----------------------------------------------------------------------------------------
                                   Number of      % of Total
                                  Securities     Options/SARs                                Potential Realizable Value
                                  Underlying      Granted to    Exercise or                    At Assumed Annual Rates
                                                                                             Of Stock Price Appreciation
                                 Options/SARs    Employees in    Base Price   Expiration  ---------------------------------
             Name               Granted (#)(1)    Fiscal Year    ($/sh)(2)       Date           5%($)           10%($)
------------------------------ ---------------- -------------- ------------- ------------ ---------------- ----------------
W. Keith Kennedy .............       25,000          10.33%      $  25.125    02/24/2007   $     395,000    $   1,001,000
Malcolm J. Caraballo .........        2,500           1.03          25.125    02/24/2007          39,000          100,000
Marc C. Elgaway ..............       40,000          16.53          25.125    02/24/2007         632,000        1,602,000
Scott G. Buchanan ............        2,500           1.03          25.125    02/24/2007          39,000          100,000
Dean A. Watkins ..............        3,000           1.24          26.875    04/28/2007          51,000          128,000
Patrick J. Brady .............       40,000          16.53          25.125    02/24/2007         632,000        1,602,000
All Optionees (4) ............      242,000         100.0                                      3,824,000        9,690,000
All Shareholders (5) .........           --             --              --            --     131,656,000      333,642,000
All Optionees' Gain as a
 percentage of All
 Shareholders' Gain ..........                                                                       2.9%             2.9%

------------
(1) For 1997 the Board of Directors determined that it was in the best interest of the Company to grant fewer stock options to those members of the executive staff who have, over the past several years received significant grants. Options granted in 1997 were incentive stock options up to the maximum allowed for each officer under Internal Revenue Code 422. The remaining awards were nonqualified stock options. Both incentive and nonqualified options are exercisable after 2 years from the grant date at a rate of 33 1/3% per year, with full vesting occurring after the 4th anniversary date; however, all options become immediately exercisable in the event of a change in control of the Company. The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(2) Exercise or base price is the fair market value of the underlying shares on the date of grant. Options may be exercised with cash or by delivery of already-owned shares of Watkins-Johnson Company common stock.

(3) The 5% and 10% assumed annual rate of stock price appreciation would result from per share prices of $25.125 and $26.875, respectively, for all named officers. Said assumed rates are not intended to represent a forecast of possible future appreciation of the Company's common stock or total shareholder return.

(4) For "All Optionees," the number of options granted is the total of all options granted to Company employees in fiscal year 1997. The weighted average exercise price of the grants was $26.41. For purposes of this table, the potential realizable value is based on the $25.125 per share price of the options granted to the named executive officer, as well as other officers, on February 24, 1997, and based on a ten-year option term (the term of all options granted in fiscal year 1997).

(5) For "All Shareholders," the potential realizable value is based on a ten-year appreciation of the 8,332,148 shares outstanding on February 24, 1997, and on the $25.125 per share price of the options granted to the named executive officer, and other officers, on that date.

                1997 OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table sets forth stock options exercised by any of the named executive officers during 1997, and the number and value of all unexercised options at year end. The value of "in-the-money" options refers to options having an exercise price which is less than the market price of Watkins-Johnson stock on December 31, 1997.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                            Number of
                                                                            Securities          Value of
                                                                            Underlying        Unexercised
                                                                           Unexercised        In-the-Money
                                                                           Options/SARs       Options/SARs
                                                                          At FY-End (#)     At FY-End ($)(2)
                                                                         ---------------   -----------------
                                  Shares Acquired          Value           Exercisable/       Exercisable/
Name                               On Exercise(#)     Realized ($)(1)     Unexercisable      Unexercisable
------------------------------   -----------------   -----------------   ---------------   -----------------
W. Keith Kennedy .............         15,500             $151,620          179,766/          $1,151,859/
                                                                             131,668              122,919
Malcolm J. Caraballo .........          5,400               70,338           50,865/              453,409
                                                                              20,835               17,503
Marc C. Elgaway ..............            -0-                  -0-           13,333/                 -0-/
                                                                              96,667              157,500
Scott G. Buchanan ............         12,333              280,148           29,449/             131,770/
                                                                              24,168               27,919
Dean A. Watkins ..............            -0-                  -0-            6,000/                 -0-/
                                                                                 -0-                  -0-
Patrick J. Brady .............            -0-                  -0-            5,332/                  -0-
                                                                              77,668              157,500

------------
(1) Based on the market price of the underlying shares at exercise date less the exercise price.

(2) Based on the market price of the Company's common stock at 12/31/97, which was $25.875 per share, less the exercise price.

                        Executive Employment Agreements

     In 1997, the Company executed a three-year employment agreement with Dr. Kennedy which, in addition to providing for a base salary, contains the following terms: The agreement may be terminated for cause, in which case compensation ceases as of the date of notice. If the agreement is terminated without cause, compensation for the remainder of the term plus six months severance becomes immediately payable. The employee may not thereafter, for a period of two years, engage in competition with the Company. In the event of a change in control, as defined in the agreement, the employee may cancel the agreement for breach, upon 30 days written notice, and immediately collect the compensation due for the remainder of the term. The term of the agreement is three years, with the intention that it will be renewed after one year for three years in order to reflect his current salary and, in effect, extend the agreement term for another year. The agreement for Dr. Kennedy was concluded after his base salary was determined using the financial performance criteria and factors set forth under the compensation programs and policies described for the chief executive and other officers in the Compensation Committee report.

     The Company maintains three-year severance agreements with other executives including Messrs. Caraballo, Buchanan, Watkins, and Brady which provide that if after a change in control, the employee is terminated other than for good cause, as defined in the agreement, or suffers a substantial alteration in the terms of employment and terminates his or her own employment because of such alteration, the

Company is obligated to pay the terminated employee 299.999% of the employee's yearly base salary compensation. The employee also has the right to terminate employment after 90 days and within 120 days of the change in control and receive from the Company one-half of the amount described above.


           REPORT OF THE BOARD OF DIRECTORS' COMPENSATION COMMITTEE


Compensation Program and Policies

     The Compensation Committee is responsible for establishing and administering the policies which govern base salaries, short- and long-term incentive compensation and stock ownership programs for the Chief Executive Officer and other executive officers. During the past year, the Committee was composed of three outside directors, Raymond F. O'Brien, Chairman, William R. Graham and Gary M. Cusumano.

     Watkins-Johnson's compensation program is designed to attract and retain employees at all levels who will contribute to the long-range success of the Company. At the executive level, the program is broad enough to reward key managers for achieving both short- and long-term strategic Company goals, to link executive and shareholder interests through stock-based plans, and to provide compensation packages that recognize individual contributions as well as overall business results. Therefore, a significant portion of each executive's total compensation is intended to be variable and is contingent upon overall Company results, success of the executive's business unit, and accomplishment of individual performance goals.

     Each year, the Committee conducts a careful review and evaluation of Watkins-Johnson's corporate performance, its executive compensation, and its incentive programs compared with two broad-based surveys of high-technology companies, as well as a smaller selection of geographically-related peer companies of similar size and organizational structure. These surveys are used to ensure that the Company's compensation practices are competitive in the markets in which it operates, and that its employees are fairly paid. The first two surveys present comparative information on all aspects of executive compensation used by high-technology companies nationwide, while data from the selection of peer companies presents compensation practices of companies that are closely aligned to Watkins-Johnson in terms of size, revenues and product lines. Analysis of all information combined enables the Company and the Committee to make well-informed decisions.

     The three principal components of the Company's executive compensation program in 1997 were base salary, stock options, and a combined short- and long-term incentive award. Following are discussions of the Committee's philosophy and action in each area.

     Base Salaries. Base salaries are designed primarily to attract and retain individuals, and to be competitive in our marketplace. Based on the information obtained from the salary surveys referenced above, base salary levels are deemed competitive if they are between the 50th and 75th percentiles of the marketplace for similar positions. The Company strives to pay its executives within this range, with salaries falling at low, high or medium-range depending on the following performance considerations. To arrive at base salary adjustments for 1997, the Committee considered the Company's financial performance in 1996, including the executive's business unit performance against the annual profit plan. Three factors--achieving planned profit, obtaining additional profitable orders, and developing new business for the long term--were considered. These factors were not assigned specific weights, but profit was considered most important, with orders secondary. Other factors considered in arriving at base salary adjustments related to the executive's individual performance and included overall managerial effectiveness, success in promoting teamwork and an ability to recognize and act upon the changing requirements of the workplace. Adjustments to executive base salaries in 1997 were also based on a qualitative analysis of each position's current responsibilities and expected contribution to the Company's fiscal health.

     Stock Options. Under the 1991 Stock Option and Incentive Plan, stock options may be granted to executive officers and other key employees of the Company. The purpose of the awards is to align the executives' interests with those of shareowners. The size of stock option grants is measured by the same financial and individual performance criteria used to determine base salaries, and by the individual's position and responsibilities in the Company. In addition, consideration is given to the amount and term of options already held. All stock options awarded to date under this plan have been granted with an exercise price equal to the fair market value of the Company's stock on the date of grant, with current grants beginning to vest after two years and becoming fully vested after four years. This is designed to encourage the creation of shareholder value over the long term, since no benefit is realized from the option grant unless the price of the Company's stock rises over a period of years.

     The Company does not have a policy that requires the Committee to qualify stock options awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended. However, consideration of the net cost to the Company is always a factor in making compensation decisions.

     Short and Long Term Incentive Awards. The Top Management Incentive Bonus Plan is designed to reward executives based on achievement of certain predetermined goals, which include overall corporate results, business unit performance, and certain qualitative factors such as organizational and management development. The awards are made on a formula-based on performance against the financial objectives of revenue and return on controllable assets
(ROCA), and a multiplier based on qualitative goals relating to strategic planning, development of staff, and positioning of the business unit for future growth. The performance criteria were individually tailored to each executive and his or her area of responsibility. In order to encourage attainment of the Company's long-term goals for continued growth and profitability, all or part of the award can be deferred by the executive to appreciate or depreciate based on the ROCA for each participant's organization. Thus, executives' interests are more closely aligned with those of our shareowners. During 1997, the Company divested a business unit. This divestiture proceeded smoothly and profitably. A bonus formula based on the sale price above the book value of the divested unit was developed which added to the incentive bonus of certain key executives.

     Short- and Long-term Profit Sharing Plans. In order to encourage employees' interest and alignment with the Company's business objectives and performance goals, the Company has established a profit-sharing plan under which it shares a portion of its profits with all eligible employees, including executive officers. The Employees' Cash Profit Sharing Bonus Plan distributes about 6% of annual pretax profits to all employees who have been employed during the prior fiscal year. The approximately 6% profit amount is based on each business unit's annual pretax profit, thereby giving employees a good understanding of and reward for the achievements made within their own work areas. In 1997, members of the Corporate executive staff did not participate in this plan. Also, the Company contributes a matching contribution on employee 401(k) deferrals up to 3% of salary. There are no specific performance criteria relating to these plans.

     Top Management Deferred Compensation Plan. In 1994, the Board approved implementation of a non-qualified deferred compensation plan for the Company's executives. Under the plan, participants may elect to defer up to 15% of their base salary which will earn the prime rate in effect at the beginning of each quarter. The election to defer must be made prior to the year during which the compensation is earned and cannot be revoked once the elected year begins. Funds so deferred will be distributed in a lump sum only upon the earlier of retirement, termination, death, disability, hardship, or change in executive status.


Compensation of the Chief Executive Officer

     The same policies and programs described above were followed by the Committee in determining the 1997 compensation for Dr. Kennedy. As with the other executive officers, base salary is set, stock option awards are considered, and performance criteria are developed for the incentive bonus plan in February each year, based on the Company's financial performance and the CEO's individual contributions in the previous year.

     The criteria for considering Dr. Kennedy's base salary was based on the Company's overall performance in 1996. Company performance factors included the percentage of profitability achieved against the annual profit plan, new orders booked, and the successful execution of the corporate strategic plan to prepare the Company for future growth and profitability. There were no specific weights assigned to these factors; but he continued his strong leadership of the Company during 1996. After careful study of chief executive officer salaries from the survey information described under Compensation Programs and Policies, it was determined that Dr. Kennedy's base salary was within the range for companies of comparable size and market position. Therefore, the committee decided that there should be no increase Dr. Kennedy's base salary for 1997.

     The criteria established for Dr. Kennedy's incentive bonus award are the same as those set for other executive officers. The award is made on a formula based on performance against the financial objectives of revenue and return on controllable assets (ROCA) with a multiplier based on qualitative goals relating to strategic planning, development of staff, and positioning of the company for future growth. The Committee met at the beginning of 1997 to approve the formula-based goals for Dr. Kennedy and other executive officers, and to establish his qualitative goals for the year. As chief executive officer, his financial measurements related to overall profitability and growth objectives for the whole Company, rather than individual business units, and his qualitative goals were based on development and execution of current and long-term strategies, development of management, and strengthening the total organization. The Committee then met just before year end 1997 to review the Company's financial results, and to evaluate his performance against his qualitative objectives. As with the other executive officers, the extent to which the formula factors are met, based on progressively difficult levels of achievement relating to financial returns and individual goals, determines the size of the award. During 1997, the Company divested a business unit. This divestiture proceeded smoothly and profitably. A bonus formula based on the sale price above the book value of the divested unit was developed which added to Dr. Kennedy's incentive bonus. Dr. Kennedy's corporate financial performance goals for 1997, together with achievement of his qualitative goals, were met at a level that resulted in an award to Dr. Kennedy under the incentive bonus plan equal to 103% of base salary.

                                        The Compensation Committee


                                        Raymond F. O'Brien, Chairman
                                        William R. Graham
                                        Gary M. Cusumano

                    WATKINS-JOHNSON STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return (change in stock price plus reinvestment of dividends) of $100 invested on December 31, 1992, in the Company's common stock, the Standard & Poor's 500 Composite Index, and the Dow Jones Diversified Technology Index for a period of five years. The Standard & Poor's Composite Index was chosen as our broad equity market index because of its wide distribution and recognition by shareholders. The Dow Jones Diversified Technology Index was selected as having a representative industry peer group of companies. The Dow Jones index includes 11 companies with at least 2 high-technology business segments.

[The following  descriptive  data is supplied in acccordance with Rule 304(d) of
Regulation S-T]
                                                Cumulative Total Return
                               ----------------------------------------------------------
                               12/31/92  12/31/93  12/31/94  12/31/95  12/31/96  12/31/97

Watkins Johnson Co      WJ     100.00     141.94    215.83    320.89    182.91    196.83
S & P 500                      100.00     110.08    111.53    153.45    188.68    251.64
D J DIVERSIFIED TECHNOLOGY     100.00     117.05    120.53    164.56    211.07    240.80

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                            (ITEM 2 ON PROXY CARD)

     The Board of Directors has appointed the firm of Deloitte & Touche LLP as independent accountants of the Company for the current fiscal year, subject to the approval of shareowners. The Board of Directors expects that a representative of Deloitte & Touche LLP will be present at the annual meeting of shareowners, will be given an opportunity to make a statement at the meeting if desired, and will be available to respond to appropriate questions.

     The vote required for approval of such appointment is a majority of the shares present in person or by proxy at the meeting.

     The Board recommends that shareowners vote "FOR" the appointment.


                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not intend to bring any other business before the meeting and, so far as is known to the Board of Directors, no matters are to be brought before the annual meeting except as specified in the notice of the annual meeting. However, as to any other business that may properly come before the annual meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof, in accordance with the judgment of the persons voting such proxies.


                   SHAREOWNER PROPOSALS--1999 ANNUAL MEETING

     Shareowners are entitled to present proposals for action at a forthcoming shareowners' meeting if they comply with the requirements of the proxy rules. Any proposals intended to be presented at the 1999 Annual Meeting of Shareowners of the Company must be received at the Company's offices on or before October 31, 1998, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.




                                        Claudia D. Kelly, Secretary


March 17, 1998
Palo Alto, California



     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
PROXY                        WATKINS-JOHNSON COMPANY                       PROXY

                  ANNUAL MEETING OF SHAREOWNERS--APRIL 18, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints Dr. Dean A. Watkins, Mr. John J. Hartmann, and Dr. William R. Graham as proxies of the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareowners of Watkins-Johnson Company to be held at the main office of the Company, 3333 Hillview Avenue, Palo Alto, California 94304, at 10:00 o'clock in the morning on Saturday, April 18, 1998, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on any of the following matters and with discretionary authority as to any and all other matters that may properly come before the meeting.

   THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL
            BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSAL 2.



                (Continued, and to be signed on the other side)
--------------------------------------------------------------------------------

                            - FOLD AND DETACH HERE -

--------------------------------------------------------------------------------
                                                               [X]  Please mark
                                                                     your votes
                                                                      as this

MANAGEMENT  RECOMMENDS A VOTE FOR THE NOMINEES FOR
DIRECTOR LISTED BELOW AND FOR PROPOSAL 2.
                                                       WITHHOLD
1. Election of Directors                      FOR       FOR ALL
                                              [ ]         [ ]
   To withhold authority to vote for any
   individual nominee, strike a line
   through that nominee's name in the
   list below:

   Dean A. Watkins            John J. Hartmann           Gary M. Cusumano
   H. Richard Johnson         Raymond F. O'Brien         Robert L. Prestel
   W. Keith Kennedy           William R. Graham

I PLAN TO ATTEND THE MEETING                              [ ]

                                               FOR      AGAINST     ABSTAIN
2.   To  approve  the   appointment   of       [ ]        [ ]         [ ]
     Deloitte  & Touche  as  independent
     accountants  of the Company for the
     fiscal year 1998.

3.   In their  discretion,  to vote upon       [ ]        [ ]         [ ]
     any and all such  other  matters as
     may   properly   come   before  the
     meeting  or  any   adjournment   or
     postponement thereof.

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature(s) ______________________________________  Dated ______________ , 1998

SHAREOWNERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

--------------------------------------------------------------------------------
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
                                                                      APPENDIX B

--------------------------------------------------------------------------------
PROXY                         DIRECTION TO TRUSTEE                         PROXY

              WATKINS-JOHNSON COMPANY EMPLOYEE STOCK OWNERSHIP PLAN
                   WATKINS-JOHNSON EMPLOYEES' INVESTMENT PLAN


     I hereby direct you as Trustee of the Watkins-Johnson Employee Stock Ownership Plan and the Watkins-Johnson Employees' Investment Plan to vote the shares of Watkins-Johnson Company common stock credited to my account under the aforementioned plans at the Annual Meeting of Shareowners of Watkins-Johnson Company, to be held at the main office of the Company, 3333 Hillview Avenue, Palo Alto, California 94304, at 10:00 o'clock in the morning on Saturday, April 18, 1998, and at any adjournment or postponement thereof.

     I have filled in the appropriate boxes on the other side of the card, and I authorize you to vote as indicated. Pursuant to the plans, in the absence of any instructions from me as to any item, shares credited to my account shall be voted by you, as Trustee, in the same proportion as shares are voted for which instructions are received.


                 (Continued, and to be signed on the other side)
--------------------------------------------------------------------------------

                            - FOLD AND DETACH HERE -

--------------------------------------------------------------------------------

                                                                [X] Please mark
                                                                    your votes
                                                                      as this

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR
DIRECTOR LISTED BELOW AND FOR PROPOSAL 2.

1. Election of Directors                            WITHHOLD
                                           FOR       FOR ALL
   To withhold authority to vote for any   [ ]         [ ]
   individual nominee, strike a line
   through that nominee's name in the
   list below:

   Dean A. Watkins            John J. Hartmann           Gary M. Cusumano
   H. Richard Johnson         Raymond F. O'Brien         Robert L. Prestel
   W. Keith Kennedy           William R. Graham

I PLAN TO ATTEND THE MEETING                           [ ]

                                             FOR     AGAINST     ABSTAIN
2.   To  approve  the   appointment   of     [ ]       [ ]         [ ]
     Deloitte  & Touche  as  independent
     accountants  of the Company for the
     fiscal year 1998.

3.   In their  discretion,  to vote upon     [ ]       [ ]         [ ]
     any and all such  other  matters as
     may   properly   come   before  the
     meeting  or  any   adjournment   or
     postponement thereof.

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature(s) ______________________________________  Dated ______________ , 1998

SHAREOWNERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -